                                                                    EXHIBIT 21.1
                                 ------------

              List of Subsidiaries of Argosy Education Group, Inc.

     The following is a list of the corporations that will be subsidiaries of Argosy Education Group, Inc. (the "Company") upon completion of the initial public offering as contemplated hereby. The common stock of all the corporations listed below will be wholly owned, directly or indirectly, by the Company. If indented, the corporation is a wholly-owned subsidiary of the corporation under which it is listed unless otherwise noted.


Name of Corporation                              Jurisdiction of Incorporation
-------------------                              -----------------------------

Argosy Education Group, Inc.                     Illinois

     University of Sarasota, Inc.                Florida

          MCM University Plaza, Inc.             Illinois

     Ventura Group, Inc.                         Illinois

          Academic Review, Inc.                  Illinois

          Association for Advanced Training
            in the Behavioral Sciences, Inc.     California

     Medical Institutes of America, Inc.         Illinois

          Medical Institute of Minnesota, Inc.   Minnesota

     PrimeTech Canada Inc.                       Ontario

          1184267 Ontario Inc.                   Ontario

          PrimeTech Corporation Inc.             Ontario